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                                                             PRESS RELEASE

For Immediate Release
                                                    Contact: Steve Iaco
                                                             (212) 984-6535
                                                             Patric Dolan
                                                             (212) 984-8073



                       INSIGNIA FINANCIAL GROUP COMPLETES

                         ACQUISITION OF DOUGLAS ELLIMAN


           INSIGNIA SEIZES COMMANDING POSITION IN NEW YORK MARKETPLACE


NEW YORK, June 23, 1999 -- Insignia Financial Group, Inc. (NYSE:IFS) today announced that it has completed its previously announced acquisition of Douglas Elliman, the leading residential real estate brokerage firm in New York City.

         The purchase price is approximately $65 million in cash, plus an earn-out of up to an additional $10 million over the next five years, contingent upon Douglas Elliman's achievement of certain performance standards.

         Douglas Elliman commands the number one market position for both residential sales and rentals in New York City. The firm also holds leadership positions in upscale suburban markets of New York City through offices in Greenwich, CT, Bernardsville/Basking Ridge, NJ and three on Long Island:
Manhasset, Locust Valley and Port Washington/Sands Point. Besides residential brokerage, other Douglas Elliman operations included in the sale are commercial retail leasing and professional office sales and leasing.

         The acquisition bolsters Insignia's leadership position in the New York market, adding the number one residential brokerage firm to a portfolio of Insignia companies that also includes the region's largest manager of cooperative and condominium housing and premier provider of commercial real estate services.

         Insignia expects the Douglas Elliman transaction to be accretive to Net Income per share by $0.10 on an annual basis, to after-tax cash flow per share by $0.24 on an annual basis and to Net EBITDA per share by $0.33 on an annual basis. The financial contributions for 1999 will be lower due to the inclusion of Douglas Elliman for only part of the year and the additional expenses arising from the change in ownership.

         Douglas Elliman closed more than 4,100 transactions valued at nearly $1.8 billion during 1998. The firm, founded in 1911, has more than 780 brokers, supported by more than 100 corporate employees in 15 offices in the New York area.



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         Insignia Financial Group, Inc., based in New York, is among the leading providers of commercial and residential real estate services in the United States, with a growing presence in Europe. Its major operating units are:
Insignia/ESG, Inc., one of the largest providers of commercial real estate services in the United States and the pre-eminent commercial real estate service provider in the New York metropolitan area; Richard Ellis St. Quintin, one the premier real estate services firms in the United Kingdom; Realty One, the eighth-largest residential real estate brokerage firm in the United States and the largest in Ohio; and Insignia Residential Group, the largest manager of cooperative and condominium housing in the New York metropolitan area.

Certain items discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and, as such, may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Statements which make reference to the expectations or beliefs of the Company or any of its management are such forward-looking statements. These statements include the expected accretiveness of this transaction to the Company's earnings. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances upon which any such statement is based.


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